Exhibit 10.15

September 14, 2020

Michael Trzupek

Dear Michael:

On behalf of Core Scientific, Inc. (the “Company”), we are pleased to make this offer to you for employment with the Company pursuant to the terms of this letter (the “Letter Agreement”).

1.	Position/Reporting. You shall serve as Chief Financial Officer and shall report to the Company’s Chief Executive Officer. Your start date will be September 21, 2020 (“Start Date”).

2.

At-Will Employment. You will be employed at will, which means that either you or the Company can elect to terminate the employment relationship at any time, for any or no reason; provided, however, that you will be required to provide the Company at least thirty days prior written notice of your termination of employment. Notwithstanding the foregoing, the Company may, in its sole and absolute discretion, by written notice to you, accelerate such date of termination. All base salary, benefits and other compensation will end upon the termination of your employment except as required by applicable law or as otherwise provided herein.

3.

Principal Place of Employment. Your primary office location will be in Bellevue, WA. You understand and agree that you may need to travel as necessary from time to time to perform your duties hereunder.

4.

Base Salary. Effective as of your Start Date, your base salary will be at the annual rate of $300,000 (“Base Salary”), payable at the time and in the manner consistent with the Company’s standard payroll practices.

5.

Equity Award. As soon as reasonably practicable following your Start Date and subject to the approval of the Company’s board of directors, you shall be granted 2,000,000 restricted stock units pursuant to the Company’s 2018 Omnibus Incentive Plan and standard form of award agreement (the “RSUs”). You acknowledge that you have no other rights or entitlements to any equity or equity-based awards, except as set forth in this Section 5.

6.

Employee Benefits. Effective as of your Start Date, you will be eligible to participate in employee benefit plans and programs generally available to other senior management of the Company, subject to the terms and conditions of such plans and programs.

7.

Severance: In the event of a termination of your employment by the Company without Cause (as defined below), you shall be entitled to (i) payment of all accrued but unpaid Base Salary and reimbursement for all unreimbursed business expenses through the date of termination (the “Accrued Obligations”), and (ii) a severance benefit equal to three (3) months of your Base Salary (the “Severance Amount”). The Accrued Obligations will be paid in a single lump sum within 10 business days following the date of termination, and the Severance Amount will be paid in equal installments over a period of three (3) months in accordance with the Company’s regular payroll practices. Receipt of the Severance Amount is conditioned upon your execution and non-revocation of a general release of claims in a form provided by the Company and your continued compliance with the Employee Covenants Agreement (defined below). Payment of the Severance Amounts will begin on the first regularly scheduled payroll date following the 45th day after such termination and the first payment shall include any amounts otherwise due prior thereto.

“Cause” shall mean (i) your continued or willful failure to substantially perform the duties and obligations of your position with the Company (other than any such failure resulting from your total and permanent disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”)), including the disregard of written directives from the Chief Executive Officer, or your negligence in connection with the performance of such duties, and the failure in either such instance of you to (if capable of being cured) cure such failure, refusal or negligence within 10 days after the receipt by you from the Company of written notice of such failure, refusal or negligence; (ii) the knowing and material violation by you of any Company policy, including any policy related to workplace conduct and behavior, sexual harassment or discrimination; (iii) the commission by you of any act of fraud, personal dishonesty, misappropriation, embezzlement, or any deliberate and premeditated act involving moral turpitude, regardless of whether such act is related to your duties under this Letter Agreement; (iv) your violation of a federal or state law or regulation applicable to the business of the Company which violation was or is reasonably likely to be injurious to the Company; (v) your indictment for, conviction of, or entry of plea of nolo contendere or guilty to, a felony under the laws of the United States or any State; (vi) the commission by you of a willful act of dishonesty or misrepresentation in the course of your duties which injures the Company or any customer, client, agent, shareholder or employee of the Company, or that was intended to result in gain or personal enrichment for you at the expense of the Company; (vii) your excessive absence from work not caused by disability or pursuant to leave approved by your direct supervisor; (viii) the performance by you of your duties during normal working hours under the influence of non¬prescription controlled substances, alcohol or marijuana; (ix) your breach of the terms of your agreement(s) with the Company relating to proprietary information and inventions assignment or arbitration, including the Employee Covenants Agreement (as defined below); or (x) your material breach of the terms of this Letter Agreement. In addition, your resignation or termination of employment for a reason other than Cause shall for all purposes of this Letter Agreement be treated as a termination for Cause if, following such resignation or termination, the board of directors of the Company determines reasonably and in good faith, and upon consideration of the relevant facts and circumstances, that the Company could have terminated your employment for Cause on the basis of acts or omissions that occurred at or prior to such resignation or termination.

8.

Restrictive Covenants. You will, as a condition to this offer, be required to execute the Company’s standard Proprietary Information and Inventions Agreement attached hereto as Exhibit B (the “Employee Covenants Agreement”).

9.

Section 409A: The payments and benefits under this Letter Agreement are intended to comply with or be exempt from Section 409A of Code, and the regulations and guidance promulgated thereunder (collectively “Section 409A”), whether pursuant to the short-term deferral exception or otherwise, and, accordingly, to the maximum extent permitted, this Letter Agreement shall be interpreted to be exempt from Section 409A. For purposes of Section 409A, your right to receive any installment payments pursuant to this Letter Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Letter Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. If you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service,” and (ii) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this provision (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to you in a lump sum, and any remaining payments and benefits due under this Letter Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

This Letter Agreement constitutes the entire agreement and understanding of the parties with respect to your employment and the subject matter herein and supersedes all prior agreements, arrangements and understandings, whether written or oral, between the parties. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. You acknowledge and agree that you are not relying on any representations or promises by any representative of the Company concerning the meaning of any aspect of this Letter Agreement. This Letter Agreement may not be altered or modified other than in a writing signed by you and an authorized representative of the Company.

This Letter Agreement is to be interpreted and governed by the laws of Washington.

This Letter Agreement may be signed in counterparts, each of which, along with any facsimile or scanned email versions, will be deemed an original.

Please indicate your acceptance of the terms of this Letter Agreement by signing below within three days and returning a fully executed copy to me.

Sincerely,
Name: Kevin Turner Title: Chief Executive Officer

Agreed and Accepted:
Name: Michael Trzupek Date: 9/14/2020

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